Exhibit 99.2

BOA Acquisition Corp. II Announces Closing of $143.75 Million Initial Public Offering

Washington, DC, August 5, 2026 (PRNewswire) — BOA Acquisition Corp. II (the “Company”), a special purpose acquisition company, today announced the closing of its initial public offering of 14,375,000 units at a price of $10.00 per unit, which includes 1,875,000 units issued pursuant to the underwriter’s full exercise its over-allotment option. The units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “THEOU” on August 4, 2026. Each unit consists of one Class A ordinary share and one right to receive one Class A ordinary share upon consummation of the Company’s initial business combination. Each right entitles the holder thereof to receive one Class A ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on Nasdaq under the symbols “THEO” and “THEOR,’’ respectively.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business, industry, sector or geographical location, but the Company intends to focus its search on investment opportunities involving direct investments in real estate and infrastructure assets, particularly within the energy, telecommunications and transportation sectors.

D. Boral Capital LLC acted as sole book-running manager for the offering.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, by email at dbccapitalmarkets@dboralcapital.com, or by telephone at (212) 970-5150.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 3, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the offering and the Company’s expectations regarding its ability to complete an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction in the sector it is targeting, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact

Benjamin A. Friedman

BOA Acquisition Corp. II

Email: investors@friedmancap.com